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                                                                  Exhibit 10.15

612-481-2187                                        Robert A. Hoerr, M.D., Ph.D.
612-481-2380                               President and Chief Executive Officer


September 12, 1996



John G. Watson
959 North Regal Canyon Drive
Walnut, CA  91789

Dear John:

It gives me great pleasure to offer you the position of Chief Operating Officer of GalaGen Inc. Your primary responsibilities will include commercial development, including sales and marketing and the establishment and management of strategic alliances, as well as oversight of the production and manufacturing operations of the Company. We will work together to develop and implement corporate strategy. The start date will be October 1, 1996 or sooner if you choose. You will report to me in my capacity as President, and you will supervise such employees as are assigned in these functions.

- Your salary will be $175,000 annually, payable in twice monthly periods, which shall be reviewed annually and increased in keeping with the Company's general compensation practices.

- You will be entitled to receive up to $75,000 cash bonus per annum (or approximately 43% of base salary). The size of the bonus received will be based upon the achievement of personal and corporate objectives, as approved by the Board of Directors.

    - For 1996, you will be eligible to receive a pro rata bonus of up to $17,875 (3/12 months), assuming your start date is October 1. This pro rata bonus would be paid in February 1997 and will be based upon the achievement of board-approved objectives.

    - For 1997, you will be eligible to receive a mid-year bonus payment of up to $25,000 of your 1997 potential bonus of $75,000, based upon achievement of board-approved objectives. This mid-year bonus payment would be paid in June 1997 and will be based upon board-approved objectives. The balance of any bonus due you would be paid on the standard date in 1998.

- You will receive an option to purchase 125,000 shares of GalaGen common stock, exercisable at market value as of your starting date of employment, and vesting over 5 years. This grant will require the approval of the Board of Directors, and under certain circumstances, the stockholders, and will be governed by the provisions of the Company's stock option plan.

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Page Two
John G. Watson
September 12, 1996


- As an annual incentive, you will be eligible to receive an option to purchase up to 40,000 shares annually, based upon achievement of board-approved objectives. Any grant of options again remains subject to and will require the approval of the Board of Directors, and, under certain circumstances, the stockholders.

- Relocation assistance consisting of a $50,000 cash lump sum payment. If you voluntarily resign before one year's employment, you will be required to repay a pro-rata portion of this to the Company, based upon the months of employment. There are tax implications to this relocation assistance which you should review carefully with your advisors. Additionally, we will cover temporary living expenses up to a maximum of $4500 to facilitate your rapid availability to the Company.

- Participation in GalaGen's employee benefit program, a summary of which is attached, and which is subject from change from time to time:

    - You will be eligible for immediate healthcare, dental, life and long-term disability insurance coverage under this plan.

    - You will also be eligible for immediate participation in the 401(k) retirement plan, which provides for the tax-free investment of a portion of your salary for retirement purposes. There is at present not a corporate matching contribution to this plan.

    - You will also be eligible for participation in the employee stock purchase plan beginning in 1997, which will enable you to use up to 10% of your salary to purchase Company stock at a 15% discount to the lower of market price at the beginning or end of the plan year.

- In addition, there are supplemental benefits which will be made available to you:

    - $1,000,000 of term life insurance, with the Company and your beneficiary sharing the proceeds 75:25.

    -    Supplemental long-term disability insurance.

    - A supplemental 40 hours of personal flex time (PFT) will be placed in your account at the time of hire.


For both types of insurance coverage, you will need to qualify through a medical exam. There may be other benefits which may become available from time to time.

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Page Three
John G. Watson
September 12, 1996

You will be required to sign the standard employee Confidentiality Agreement and Invention and Trade Secrets Agreement, which are routine and in the normal course of business and to confirm that you will not be encumbered in any way by non-competitive clauses relative to your recent employment.

Your initial term of employment will be for one year unless termination is for cause, and thereafter either party may terminate this agreement on 90 days advance written notice unless termination is for cause.

If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and the Chairman of the Board or Chief Executive Officer.

We are delighted to be at this stage of our discussions. We believe that you will have substantial impact on the success of GalaGen's business and look forward to the speedy conclusion of our negotiations and your acceptance of our offer.

With best regards,



Robert A. Hoerr, M.D., Ph.D.

                                                           Signed and agreed to:

                                                   By:        /s/ John G. Watson
                                                       _________________________
                                                                  John G. Watson


                                                                           Date:

                                                              September 14, 1996
                                                       _________________________

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